Exhibit 19

Clearside Biomedical, INC.

Insider Trading Policy

As Amended and Restated on March 24, 2025

I.
Introduction

This policy determines acceptable transactions in the securities of Clearside Biomedical, Inc. (the “Company”) by our employees, directors and consultants. During the course of your employment, directorship or consultancy with the Company, you may receive important information that is not yet publicly available about the Company or about other publicly-traded companies with which the Company has business dealings (“inside information”). Because of your access to this inside information, you may be in a position to profit financially by buying or selling, or in some other way dealing, in the Company’s stock, or stock of another publicly-traded company, or to disclose such information to a third party who does so profit (a “tippee”).

II.
Insider Trading Policy
A.
Securities Transactions

Use of inside information by someone for personal gain, or to pass on, or “tip,” the inside information to someone who uses it for personal gain, is illegal, regardless of the quantity of shares, and is therefore prohibited. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Furthermore, it is important that the appearance of insider trading in securities be avoided. The only exception is that transactions directly with the Company, e.g., option exercises for cash or purchases under the Company’s employee stock purchase plan, are permitted. However, the subsequent sale (including the sale of shares in a cashless exercise program) or other disposition of such stock is fully subject to these restrictions.

B.
Inside Information

As a practical matter, it is sometimes difficult to determine whether you possess inside information. The key to determining whether nonpublic information you possess about a public company is inside information is whether dissemination of the information would likely affect the market price of the company’s stock or would likely be considered important, or “material,” by investors who are considering trading in that company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material. If you possess inside information, you may not trade in a company’s stock, advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the inside information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting.

1.

“Trading” includes engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions.

Although by no means an all-inclusive list, information about the following items may be considered to be inside information until it is publicly disseminated:

(a)
financial results or forecasts;
(b)
communications with government agencies;
(c)
strategic plans;
(d)
discovery and development of new product candidates;
(e)
acquisitions or dispositions of assets, divisions, companies, etc.;
(f)
pending public or private sales of debt or equity securities;
(g)
declaration of stock splits, dividends or changes in dividend policy;
(h)
major contract awards or cancellations;
(i)
top management or control changes;
(j)
possible tender offers or proxy fights;
(k)
significant writeoffs;
(l)
significant litigation;
(m)
impending bankruptcy;
(n)
gain or loss of significant partners, customers or suppliers;
(o)
pricing changes or discount policies;
(p)
corporate partner relationships; and
(q)
notice of issuance of patents.

For information to be considered publicly disseminated, it must be widely disclosed through a press release or SEC filing, and a sufficient amount of time must have passed to allow the information to be fully disclosed. Generally speaking, information will be considered publicly disseminated after two full trading days have elapsed since the date of public disclosure of the information. For example, if an announcement of inside information of which you were aware was made prior to trading on Wednesday, then you may execute a transaction in the Company’s securities on Friday.

2.

III.
Stock Trading by Directors and Employees

Because employees and directors of the Company are the most visible to the public and are most likely, in the view of the public, to possess inside information about the Company, we require them to do more than refrain from insider trading and require that they notify, and receive approval from, a Clearing Officer (as defined below) prior to engaging in transactions in the Company’s stock and observe other restrictions designed to minimize the risk of apparent or actual insider trading. Pursuant to this policy, it is the Company’s policy to comply with applicable laws and regulations relating to insider trading when engaging in transactions in the Company’s securities.

A.
Covered Insiders

The provisions outlined in this stock trading policy apply to all directors and employees of the Company. Generally, any entities or family members whose trading activities are controlled or influenced by any of such persons should be considered to be subject to the same restrictions. The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy.

B.
Trading Blackouts

From time to time, an event may occur that is material to the Company and is known by only a few directors and/or employees. So long as the event remains material and nonpublic, the persons designated by the Chief Executive Officer, Chief Financial Officer or General Counsel may not trade in the Company’s securities. In that situation, the Company will notify the designated individuals that neither they nor their Related Persons may trade in the Company’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading blackout.

The event-driven trading blackouts do not apply to those transactions to which this policy does not apply, as described under the heading “Exceptions to Trading Blackouts” below.

As of the effective date of this policy, the Company has not instituted an earnings window period. In the event the Company institutes an earnings window period after the effective date of this policy, subject to certain exceptions, directors and employees will be permitted to trade only during a “window period” that opens after a specified number of trading days have elapsed after the public dissemination of the Company’s annual or quarterly financial results and closes a specified number of days before the end of the quarter.

C.
Exceptions to Trading Blackouts
1.
Option Exercises. Directors and employees may exercise options for cash granted under the Company’s stock option plans without restriction. However, the subsequent sale of the stock (including sales of stock in a cashless exercise) acquired upon the exercise of options is subject to all provisions of this policy.

3.

2.
10b5-1 Automatic Trading Programs. In addition, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan established by a director or employee (a “Trading Plan”) that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may be made without restriction to any particular period provided that the Trading Plan is properly established. To be properly established, an employee’s or director’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and the Company’s 10b5-1 trading plan guidelines (the “10b5-1 Guidelines”) at a time when they were unaware of any material nonpublic information relating to the Company and when the Company was not otherwise in a trading blackout period. Moreover, all Trading Plans must be reviewed and approved by the Company before being established to confirm that the Trading Plan complies with all pertinent company policies and applicable securities laws. Please see the 10b5-1 Guidelines for more information.
3.
ESPP. This policy does not apply to the purchase of stock by employees under the Company’s Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP. This policy does, however, apply to any sale of stock acquired pursuant to the ESPP.
4.
Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options or other equity awards granted under of the Company equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes unless such sale is in accordance with a Trading Plan or a transaction that otherwise complies with the requirements of Rule 10b5-1 of the Exchange Act.
5.
Domestic Relations Order. This policy does not apply to the acquisition or disposition of the Company’s securities pursuant to a domestic relations order, as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.
D.
Pre-Clearance and Advance Notice of Transactions

In addition to the requirements of paragraph B above, employees and directors may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan, or other transfer of beneficial ownership without first obtaining pre-clearance of the transaction from the Company’s Chief Financial Officer or General Counsel or a designee appointed by the Chief Financial Officer or General Counsel (each, a “Clearing Officer”) by submitting the applicable form attached hereto as Exhibit A at least two business days in advance of the proposed transaction. The Clearing Officer will then determine whether the transaction may proceed and, if so, will direct the Compliance Coordinator (as identified in the Company’s Section 16 Compliance Program) to assist in complying with the reporting requirements under Section 16(a) of the Exchange Act, if any. Pre-cleared transactions not completed within ten business days shall require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time.

4.

Advance notice of gifts or an intent to exercise an outstanding stock option shall be given to a Clearing Officer. To the extent possible, advance notice of upcoming transactions to be effected pursuant to an established Trading Plan under Section III.C.2 above shall also be given to a Clearing Officer. Upon completion of any transaction, an executive officer or director must immediately notify the Compliance Coordinator and any other individuals identified in Section 3 of the Company’s Section 16 Compliance Program so that the Company may assist in any Section 16 reporting obligations.

E.
Prohibition of Speculative or Short-term Trading

No employee or director may engage in short sales, transactions in put or call options, hedging transactions, margin accounts or other inherently speculative transactions with respect to the Company’s stock at any time.

F.
Short-Swing Trading/Control Stock/Section 16 Reports

Executive officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are enumerated and described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

G.
Prohibition of Trading During Pension Fund Blackouts

In accordance with Regulation BTR under the Exchange Act, no director or executive officer of the Company shall, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of the Company (other than an exempt security) during any “blackout period’’ (as defined in Regulation BTR) with respect to such equity security, if such director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition shall not apply to any transactions that are specifically exempted from Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 (as set forth in Regulation BTR), including but not limited to, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a Trading Plan; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order; etc. The Company shall timely notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR.

IV.
Duration of Policy’s Applicability

This policy continues to apply to your transactions in the Company’s stock or the stock of other public companies engaged in business transactions with the Company even after your employment or directorship with the Company has terminated. If you are in possession of inside information when your relationship with the Company concludes, you may not trade in the

5.

Company’s stock or the stock of such other company until the information has been publicly disseminated or is no longer material.

V.
Individual Responsibility

Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities or the securities of other applicable public companies while aware of material nonpublic information, as more specifically set forth in this policy. Each individual is responsible for making sure that he or she complies with this policy, and that any family member, household member or other person or entity whose transactions are subject to this policy, as discussed under the heading “Covered Insiders” above, also comply with this policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of the Company or any employee or director of the Company pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this policy or applicable securities laws. See “Penalties” below.

VI.
Penalties

Anyone who effects transactions in the Company’s stock or the stock of other public companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of inside information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company. An employee, director or consultant who has questions about this policy should contact his or her own attorney or the Clearing Officer of the Company.

VII.
Amendments

The Company is committed to continuously reviewing and updating its policies and procedures. The Company therefore reserves the right to amend, alter or terminate this policy at any time and for any reason. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Compliance Coordinator.

6.

Clearside Biomedical, Inc.

Insider Trading Policy

CERTIFICATION

To: Clearside Biomedical, Inc.

I, ________________________, have received and read a copy of the Clearside Biomedical, Inc. Insider Trading Policy. I hereby agree to comply with the specific requirements of the policy in all respects during my employment or other service relationship with Clearside Biomedical, Inc. I understand that this policy constitutes a material term of my employment or other service relationship with Clearside Biomedical, Inc. (or a subsidiary thereof) and that my failure to comply in all respects with the policy is a basis for termination for cause.

(Signature)

(Name)

(Date)

7.

Exhibit A

Pre-Clearance Form for Directors and Executive Officers

REQUESTED INFORMATION FOR DIRECTOR OR EXECUTIVE OFFICER STOCK SALES OR PURCHASES

Name: ______________________________

Title: ______________________________

Type of Transaction (eg., sale or purchase): ______________________________

Proposed date of transaction: ______________________________

Number of shares covered by proposed transaction: ______________________________

Price at which the transaction is proposed: ______________________________

Current market price: ______________________________

Please provide copies of broker and seller representation letters, as well as completed Form 144

I HEREBY REPRESENT THAT:

•
I am not aware of any material information regarding Clearside Biomedical, Inc. (“Company”) that has not been publicly disclosed.
•
In the event that I become aware of any material non-public information regarding Company after making this representation but before executing the transaction for which I am requesting pre-clearance, I will inform Company’s Compliance Officer and will refrain from executing the transaction until such information becomes public and I have obtained a new pre-clearance.
•
I will execute the transaction for which I am requesting pre-clearance no later than the earlier of ten days after the pre-clearance is given. If the transaction is not executed within such time, I undertake to obtain a new pre-clearance for the transaction.
•
I confirm that neither I nor any of my immediate family members or controlled entities have entered into an opposite way transaction within the past six months, and will not do so within the six months following the execution of the proposed transaction.
•
I will notify Company’s Compliance Officer immediately (within four hours) following the execution of the transaction for which I am requesting pre-clearance and will provide the details of the transaction, including the date of execution, price and number of securities involved.

Name: ____________________

Date: _____________________

8.

Pre-Clearance Form for Employees

REQUESTED INFORMATION FOR EMPLOYEE STOCK SALES OR PURCHASES

Name: ______________________________

Title: ______________________________

Type of Transaction (eg., sale or purchase): ______________________________

Proposed date of transaction: ______________________________

Number of shares covered by proposed transaction: ______________________________

Price at which the transaction is proposed: ______________________________

Current market price: ______________________________

I HEREBY REPRESENT THAT:

•
I am not aware of any material information regarding Clearside Biomedical, Inc. (“Company”) that has not been publicly disclosed.
•
In the event that I become aware of any material non-public information regarding Company after making this representation but before executing the transaction, I will inform Company’s Compliance Officer of the same and will refrain from executing the transaction until such information becomes public and I have obtained a new pre-clearance.
•
I will execute the transaction no later than the earlier of ten days after the pre-clearance is given.

Name: ____________________

Date: _____________________

9.